Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) Second Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa

Thank you, operator. Good morning everyone and thank you for joining us for NYC's Second Quarter 2022 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website. Joining me today on the call to discuss the quarter's results are Michael Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2021 filed on March 18, 2022 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of the call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.newyorkcityreit.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

Mike Weil

Thanks, Louisa. Good morning and thank you all for joining us today. The second quarter was very positive for us, especially with respect to leasing. We executed three long-term renewals, including leases with the GSA at 123 William Street and for the operation of two parking garages that we own encompassing over 120,000 square feet. On the strength of new leases signed during the quarter, our portfolio occupancy continued to grow to 85%, up 20 basis points from first quarter. Our Top 10 tenants are 71% investment grade, showing the quality of our tenant roster.

We also extended our weighted-average remaining lease term to 7.1 years from 6.8 years at the end of the first quarter, and from 6.7 years in the same quarter last year. These gains illustrate the benefits of our proactive asset and property management strategy, the significant relationships we've built with tenants and brokers over the years, and the hard work of our dedicated management team. We also believe this reflects well on the high quality of our assets and the long-range demand for New York City real estate, where nearly 40% of our leases extend beyond the year 2030. The impact of our management initiatives is reflected in our second quarter results, as we grew revenue by 8.4% and Cash NOI by 16.5% to $7.0 million compared to the same quarter last year.

Based on our fundamental belief in the necessity of New York City office and retail space, we remain highly confident in the long-term strength of our $854 million, 1.2 million square foot portfolio of New York City real estate. Our portfolio consists of eight office and retail condominium assets, located entirely in New York City and primarily in Manhattan. We have built a pure-play New York City portfolio featuring a number of large, investment grade tenants including City National Bank, CVS, TD Bank and government agencies. As of June 30th, NYC’s top 10 tenants were 71% investment grade or implied investment grade rated and had an average remaining lease term of 9.6 years. Across our portfolio, 42% of our entire tenant base operates in industries with the lowest unemployment rates, including government agencies and financial firms.

We've built a robust leasing pipeline of 23,400 square feet that is expected to increase occupancy by an additional 2% and straight-line rent by $1.2 million once all of the leases go into effect. As we have discussed in previous quarters, we have continued to be successful in leasing up space at 9 Times Square and 123 William Street that was formerly leased to Knotel. As of June 30th we have replaced more than 82% of their former space with creditworthy, rent-paying tenants including replacing all of the space at 9 Times Square. The remaining high-quality, turn-key space at 123 William Street is being actively marketed and we believe it will be very attractive to new tenants.

In the second quarter, we once again collected nearly all of the original cash rent due across the portfolio. Year over year, total portfolio Cash Rent collection improved from 91% to 98% and we collected all of the Cash Rent from our Top 10 tenants in the second quarter. We believe the rent collection success we have achieved is due, in part, to the work our team has done with our existing tenants to ensure that rent payments are made and to replace prior tenants with new, rent-paying tenants where necessary. We expect to continue to benefit from our recent leasing momentum and the positive rebound in the New York City rental market.

The leasing success we have achieved this quarter and the pipeline of leasing activity that we have built will continue to drive NYC forward. As the rest of this year progresses, we expect to see office and retail traffic increase in Manhattan as pandemic related restrictions and policies have been removed. Our portfolio is well-positioned to capitalize on this progress.

We have a conservative, well-positioned balance sheet, with Net Leverage of 40.1% and 4.7 years of weighted-average debt maturity. We don’t have any debt maturities this year or next, and minimal maturities until 2026. All of our debt is fixed-rate. As we have previously discussed, we locked in interest rates while they were broadly at historic lows, a strategy that has been validated as interest rates are rising. Our conservative balance sheet is well positioned for NYC to continue to pursue our Manhattan-focused strategy.

We believe that there is significant potential for our pure-play NYC portfolio to create meaningful value for years to come. To that point, we believe NYC's independent board members, Advisor and its affiliates remain well-aligned with shareholders as they continued growing their significant collective holdings of NYC. As of August 1st, NYC's independent board members owned over 80,000 shares of NYC and, separately, NYC's Advisor and affiliates owned approximately 1.9 million shares of NYC. As we move ahead, it is our intent to continue to build value for all stakeholders.

With that, I'll turn it over to Chris Masterson to go over the second quarter results. Chris?

Christopher Masterson

Thanks Mike. Second quarter 2022 revenue was $16.2 million, up from $15.0 million in the second quarter of 2021. The company's second quarter GAAP net loss attributable to common stockholders was $11.3 million compared to a net loss of $11.1 million in the second quarter of 2021.

For the second quarter of 2022, our FFO attributable to common stockholders was a negative $4.2 million, compared to negative $4.0 million in second quarter of 2021. Core FFO was negative $1.5 million, compared to negative $1.9 million in the second quarter of 2021, or negative $0.11 per share compared to negative $0.15 per share last year. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental.

As Mike discussed, NYC also maintains a conservative balance sheet, with no debt maturities until 2024 and net leverage at 40.1%. We ended the second quarter with net debt of $391.4 million at a weighted-average effective interest rate of 4.4% and with a weighted average remaining debt term of nearly five years.

Subsequent to quarter end, we announced that in order to potentially help fund upfront tenant acquisition and retention costs, such as leasing commissions and tenant improvements which must be paid months before rent commences in some circumstances, our board of directors suspended NYC's dividend. This determination allows us to maintain the leasing momentum we have built that has grown our occupancy and extended the weighted-average remaining lease term of our portfolio. The board will continue to evaluate the dividend policy on a quarterly basis.

I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

We anticipate that our active asset management strategy will continue to enhance our pure-play New York City portfolio. We achieved considerable leasing success in the second quarter and we believe that there remain significant growth opportunities through the combination of our diligent management and the continued return to a pre-pandemic way of life in New York City. With year-over-year growth in revenue and Cash NOI and conservative, fixed-rate debt we are well positioned to continue the momentum we have been building through the rest of this year and beyond. We believe that the market will appreciate and value the careful construction, increased leasing, and strong management of our portfolio.

With that, Operator, please open the lines for questions.

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